CONFIDENTIAL PORTIONS OF THIS EXCLUSIVE LICENSE AGREEMENT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(a)(5) OR 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO 9 METERS BIOPHARMA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES INDICATED BY [*].

Exclusive License Agreement

This Exclusive License Agreement (the “Agreement”) is entered into as of April 11, 2022 (the “Effective Date”) by and between 9 Meters Biopharma, Inc., a Delaware corporation having an address at 8480 Honeycutt Road, Suite 120 Raleigh, NC 27615 USA (“9 Meters”), and the EBRIS srl, a limited liability company organized under the laws of Italy, having its address at Via De Renzi n.50 Salerno (“EBRIS”). 9 Meters and EBRIS may be referred to herein individually as a “Party” or collectively, as the “Parties.”

Recitals

Whereas, 9 Meters has developed and owns or controls certain intellectual property rights with respect to the Compound (as defined below); and

Whereas, EBRIS wishes to perform certain clinical studies of a product containing the Compound in the EBRIS Field (as defined below), and 9 Meters wishes to obtain an option to license from EBRIS any new intellectual property resulting from such development.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.Definitions. The following capitalized terms shall have the subsequent meanings when used in this Agreement.
1.1“20-Day VWAP” means, as of a particular date (the “Reference Date”), the average of the Daily VWAP of a share of 9 Meters’ common stock for each of the twenty (20) consecutive trading days ending on and including the Reference Date. “Daily VWAP” means, for any trading day, the per share volume-weighted average price of 9 Meters’ common stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period of time from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the Nasdaq Global Select Market or such other U.S. stock exchange on which 9 Meters’ common stock is then listed.  The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
1.2“9 Meters Know-How” means the Know-How Controlled by 9 Meters or its Affiliates as of the Effective Date that directly relates to the Compound or Current Product and is necessary for the performance of the Development Program.
1.3“9 Meters Patents” means all Patents Controlled by 9 Meters or its Affiliates as of the Effective Date that Cover Compound or Products and are necessary to perform the Development Program.
1.4“9 Meters Technology” means the 9 Meters Know-How and the 9 Meters Patents.

1.5“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.
1.6“ADE” means any Adverse Event associated with any Product (including Adverse Drug Reactions).
1.7“Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered Products and which does not necessarily have to have a causal relationship with such treatment.
1.8“Adverse Reaction” or “Adverse Drug Reaction” or “ADR” means a response to any Product which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.
1.9“Affiliate” means, with respect to a party, any person, corporation or other business entity which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such party. As used in this Section 1.9, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of at least fifty percent (50%) of the voting securities or by contract relating to voting rights or corporate governance.
1.10“Alba License” means that certain License Agreement, dated February 26, 2016, between Alba Therapeutics Corporation (“Alba”) and 9 Meters.
1.11“Alba Patents” means the 9 Meters Patents Controlled by 9 Meters pursuant to the Alba License, which, as of the Effective Date, include those Patents identified as such on Exhibit A.
1.12“Alba Know-How” means that Know-How Controlled by 9 Meters pursuant to the Alba License.
1.13“API” means active pharmaceutical ingredient.
1.14“Applicable Laws” means, individually and collectively, any and all applicable United States, federal, state, local, foreign or multinational laws (including data protection and privacy laws), statutes, standards, codes, ordinances, rules, resolutions, promulgations, directives, administrative circulars and regulations of any kind whatsoever, of any Governmental Authority within the applicable jurisdiction, together with any orders, writs, judgments, injunctions, decrees, stipulations, rulings, determinations or awards entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
1.15“Biosimilar” means, with respect to any Product:

(i) any biological product that is approved, or for which approval would reasonably be anticipated or required to be sought, in the EBRIS Field (a) by or from a regulatory authority under the biosimilar or biosimilarity standard set forth in the United States under 42 U.S.C. §§ 262(i)(2) and (k), or any similar standard under applicable, law, rule, or regulation in any other jurisdiction; and (b) in reliance in whole or in part, on a prior Regulatory Approval (or on any safety or efficacy data submitted in support of such prior Regulatory Approval) of such Product or its disease designation. For countries or jurisdictions where no explicit biosimilar laws, rules, or regulations exist, Biosimilar includes products which have been deemed to be a biosimilar or otherwise deemed interchangeable by a regulatory authority in such country or jurisdiction; or
(ii) another biologic product, which does not differ in any clinically meaningful way from such Product with respect to its amino acid sequence, analytical comparability, safety or efficacy and is being (or would reasonably be anticipated to be) developed or approved for one or more indications in the EBRIS Field for which the given Product has received Regulatory Approval.
1.16“BLA” means a Biologics License Application under the United States’ Public Health Services Act and Federal Food, Drug and Cosmetics Act, each as amended, and the regulations promulgated thereunder, or a comparable filing for Regulatory Approval in any country.
1.17“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.18“Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31. The first Calendar Year under this Agreement shall commence as of the Effective Date and end on December 31 of the same year.
1.19“Change of Control” means, with respect to either Party, (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the equity holders of such acquired Party immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (b) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale or transfer of all or substantially all of the assets of such Party (or those assets related to the subject matter of this Agreement), including such Party’s interest in this Agreement, in one transaction or a series of related transactions to a Third Party.
1.20“Commence” or “Commencement,” when used to describe a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or any other human clinical trial of a Product, means the first dosing of the first patient or subject for such trial.

1.21“Commercialization” means all activities that are undertaken after Regulatory Approval of the Product and that relate to the commercial marketing and sale of such Product, including but not limited advertising, marketing, promotion, distribution, and/or sales.
1.22“Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product designation, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.
1.23“Compound” means the Current Compound and any analogs or derivatives thereof.
1.24“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or the Option Agreement, or in the course of performing under the Option Agreement or this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party.
1.25“Controlled” means, with respect to any intellectual property or right therein, the possession by a Party of the ability to grant a license or sublicense as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party or incurring any additional payments to any Third Party.

1.26“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.
1.27“Current Compound” means larazotide acetate.
1.28“Current Product” means that Product incorporating the Current Compound as its sole API that is described on Exhibit B.
1.29“Develop” or “Development” means, with respect to a Product, engaging in preclinical, clinical, and other development activities, including but not limited for purposes of supporting Regulatory Approval of a new labeled use therefor, and which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Regulatory Approval of a Product in the Territory.
1.30“Development Program” means the US Study and, if applicable pursuant to Section 3.2, the EU Study.
1.31“Development Program Know-How” means any Know-How, other than Joint Know-How, invented, conceived, first reduced to practice, or generated, as applicable, by EBRIS, any Affiliate thereof, or any of their respective employee(s), agent(s), contractor(s), or representative(s), solely or jointly with any Third Party(ies), as a result of the performance of the Development Program or EBRIS’, its Affiliates’, or their respective employees’, agents’, contractors’, or representatives’ use of any Compound or 9 Meters’ Confidential Information
1.32“Development Program Patents” means any Patent coming under the Control of EBIS or any Affiliate thereof with respect to any Development Program Know-How.
1.33“Development Term” shall have the meaning set forth in Section 3.2.
1.34“Development Territory” means with respect to the US Study, the United States of America and, with respect to the EU Study, the United Kingdom and the member nations of the European Union.
1.35“DMF” means a drug master file, as provided for in 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.36“EBRIS Field” means the treatment of multi-system inflammatory syndrome in human children (MIS-C) or severe multi-system inflammatory syndrome in human adults (MIS-A).
1.37“EBRIS Know-How” means all inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts) and approvals and other information Controlled by EBRIS or its Affiliates as of the Effective Date, or coming under the Control of EBRIS or its Affiliates following the Effective Date, necessary or useful for the research, development, change in use designation, commercialization, manufacture or testing of any Compound or Product, which shall include any Development Program Know-How and EBRIS’ and its Affiliates’ interest in any Joint Know-How.
1.38“EBRIS Patents” means all Patents Controlled by EBRIS or its Affiliates as of the Effective Date, or coming under the Control of EBRIS or its Affiliates following the Effective Date, that Cover Compound, Products, or any EBRIS Know-How, or which are necessary or useful to develop, manufacture and commercialize Compound or Products, which shall include any Development Program Patents and EBRIS’ and its Affiliates’ interest in any Joint Patents.
1.39“EBRIS Technology” means the EBRIS Know-How and the EBRIS Patents.
1.40“EMEA” means the European Medicines Agency or any successor agency thereof.
1.41“EU Trial” means a human clinical study with respect to the use of the Product to treat MIS-C and/or MIS-A, which study is to be conducted in patients in the EU, that is approved by 9 Meters pursuant to Section 3.2.
1.42“EUA” means an Emergency Use Authorization granted or issued in accordance with Section 564 of the Act.
1.43“Fair Market Value” means, with respect to shares of 9 Meters’ common stock, (i) if shares of 9 Meters’ common stock are not listed on a U.S. stock exchange as of the applicable date, the fair market value thereof as reasonably determined in good faith by 9 Meters’ Board of Directors, and (ii) if shares of 9 Meters’ common stock are listed on a U.S. stock exchange as of the applicable date, the 20-Day VWAP of 9 Meters’ common stock.
1.44“FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.
1.45“First Commercial Sale” means, with respect to a particular jurisdiction, the first sale in such jurisdiction, following Regulatory Approval in such jurisdiction, of a Product to a Third Party by 9 Meters, any Affiliate thereof, or any Sublicensee in such jurisdiction.
1.46“GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (GCP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal

Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.47“Generic Equivalent” means, with respect to any Product on a country-by-country basis, a product that (a) contains the same active pharmaceutical ingredient(s) as such Product and (b) is not marketed or sold in such country under the approval of the Regulatory Approval for such Product owned or controlled by 9 Meters, any Affiliate thereof, or any Sublicensee.
1.48“GLP” means all applicable current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.49“GMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6 and TRS 957 Annex 2, (d) ICH Q7 guidelines and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.50“Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).
1.51“IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. esq., and equivalent foreign regulations.
1.52“Joint Know-How” means any Know-How invented, conceived, first reduced to practice, or generated, as applicable, jointly by (i) by EBRIS, any Affiliate thereof, or any of their respective employee(s), agent(s), contractor(s), or representative(s) and (ii) 9 Meters, any Affiliate thereof, or their respective employee(s), agent(s), or representative(s) as a result of the performance of the Development Program or EBRIS’, its Affiliates’, or their respective employees’, agents’, contractors’, or representatives’ use of any Compound or 9 Meters’ Confidential Information.

1.53“Joint Patents” means any Patent filed by or on behalf of (i) EBRIS or any Affiliate thereof and (ii) 9 Meters or any Affiliate thereof with respect to any invention or discovery included within the Joint Know-How and any Patent Controlled by (i) EBRIS or any Affiliate thereof and (ii) 9 Meters or any Affiliate thereof claiming priority to such a Patent.
1.54“Joint Technology” means Joint Know-How and Joint Patents.
1.55“Know-How” means any proprietary and confidential scientific or technical information, including inventions, discoveries, trade secrets, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including any of the foregoing that are databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, results or data. For clarity, Know-How excludes Patents.
1.56“NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell the Product in the United States (including a new drug application submitted under Section 505(b)(2) of the Act).
1.57“Net Sales” means gross amounts invoiced or, if not invoiced, otherwise received for 9 Meters’, its Affiliates’, and Sublicensees’ sales of Payment Products that are prescribed for use in the EBRIS Field (as reasonably determined in good faith by 9 Meters, its Affiliates, and Sublicensees by reference to IQVIA Inc. and/or Symphony Health Inc.), less the sum of the following, to the extent commercially reasonable and directly and solely related to the sale of such Payment Products: (1) trade, cash, quantity, and other discounts or price reductions, including retroactive price reductions; (2) rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available or required by law, or reasonably entered into to sustain and/or increase market share for Payment Products; (3) sales, value added, use, excise, and/or similar taxes directly imposed and with reference to particular sales or transfers; (4) amounts allowed or credited for returned, defective, or expired Payment Products; (5) shipping, freight, handling, and insurance charges; (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Payment Products into or out of any country; (7) amounts paid to distributors or wholesalers; and (8) bad debt and uncollectible amounts. Such amounts shall be determined from the books and records of 9 Meters, its Affiliates, and Sublicensees maintained in accordance with United States generally accepted accounting principles or such other internationally-recognized accounting standards or principles as may be applied thereby, consistently applied. Notwithstanding anything to the contrary, only sales of a Payment Product in a country during the Royalty Term for such Payment Product in such country shall be included in Net Sales.
No deductions from the amounts defined above may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by 9 Meters, its Affiliates, or Sublicensees, nor may deductions be made for cost of collections. Payment Products are considered “sold” when billed out or invoiced or, in the event such Payment Products are not billed out or invoiced, when the consideration for sale or provision of the Payment Products is received. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by 9 Meters, its Affiliates, or Sublicensees for their own internal use, (ii) the distribution of reasonable quantities of promotional samples of Payment Products, (iii) sales of any Products to any Governmental Authority, or (iv) Payment Products provided for research, development, charitable, or compassionate use purposes, or (iv) Payment Products provided to 9 Meters, an Affiliate, or a Sublicensee for purposes of resale, provided such resale is subject to royalties due to EBRIS under Section 5.4 of this Agreement.
Notwithstanding anything to the contrary, in the event that any Payment Product includes, in addition to a Compound, one or more other APIs (a “Combination Product”), the Net Sales of such Combination Product in a particular country, for the purposes of determining royalty payments due hereunder, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction, A / (A+B) where A is the weighted average sale price of the Payment Product including the Compound (and not any of the other APIs included in the Combination Product) (the “Basic Product”) when sold separately in finished form in such country, and B is the weighted average sale price(s) of product(s) including the other API(s) (and not the Compound) (such products, “Other Products” ) sold separately in finished form in such country (if there is more than one Other Product, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price of the Basic Product in such country can be determined but the weighted average sale price(s) of the Other Product(s) in such country cannot be determined, Net Sales for purposes of determining royalty payments for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction A / C where A is the weighted average sale price of the Basic Product when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country.

In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) of the Other Product(s) in such country can be determined but the weighted average sale price of the Basic Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price(s) of the Other Product(s) when sold separately in finished form in such country and C is the weighted average sale price of the Combination Product in such country (if there is more than one Other Product, B shall equal the sum of all such Other Products’ weighted average sale prices in such country).

In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Basic Product nor the Other Product(s) in the Combination Product can be determined, the Net Sales of the Combination Product shall, for the purposes of determining royalty payments with respect to such

Combination Product, be reasonably determined in good faith by 9 Meters consistent with the ratios and related principles referenced above and based on the relative value of the Compound (and EBRIS Technology) and the other API(s) to such Combination Product.

The weighted average sale price for a Basic Product, Other Product(s), or Combination Product in a particular country shall be calculated once for each calendar year and such price shall be used during all applicable royalty reporting periods for such calendar year. When determining the weighted average sale price of a Basic Product, Other Product(s), or Combination Product in a particular country, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of Basic Product, Combination Product, or Other Product sold in such country during the twelve (12) months (or the number of months sold in a partial calendar year) of that calendar year for the respective Basic Product, Other Product(s), or Combination Product. For each calendar year, a reasonably forecasted weighted average sale price will be used for the Basic Product, Other Product(s), or Combination Product, which forecasted weighted average sale price will be, for each year other than the initial calendar year (or portion thereof) during which the Combination Product is sold, no less than the weighted average sale price for the Basic Product, Other Product(s), or Combination Product in a particular country calculated for the preceding calendar year. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following calendar year. For the avoidance of doubt, excipients shall not be considered APIs for the purpose of this definition of Net Sales.

1.58“Option Expiration Date” means the date three (3) months following the later of (i) the end of the Development Term or (ii) EBRIS’ delivery to 9 Meters of all material Know-How generated in the course of the Development Program and the final study reports with respect to the US Trial, and, if conducted as part of the Development Program, EU Trial.
1.59“Patent(s)” means all patents and patent applications in any country or supranational jurisdiction, including any provisionals, substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions, any other pre- or post-grant forms of any of the foregoing, any confirmation patents or registration patents or patents of addition, utility models, patent term extensions or restorations, and supplementary protection certificates or requests for continued examinations and the like, including any and all foreign counterparts of any of the foregoing.
1.60“Payment Product” means a Product Covered by a Valid Claim of an EBRIS Patent in the country of use, sale, or manufacture or whose Regulatory Approval in the EBRIS Field in the country of use or sale relied upon, as a necessary portion of the application therefor submitted to the applicable Regulatory Authority, any EBRIS Know-How directly resulting from the conduct of the Development Program.
1.61“Phase II Clinical Trial” means (i) a study in humans of the safety, dose ranging and efficacy of a Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b), as amended from time to time, or (ii) any analogous clinical trial described or defined in Applicable Laws and guidelines for a clinical trial conducted in another country in the Territory.
1.62“Phase III Clinical Trial” means (i) a controlled study in humans of the efficacy and safety of a Product, which is prospectively designed in agreement with the FDA to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Regulatory Approval for human therapeutic or prophylactic use, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c), as amended from time to time, or (ii) any analogous clinical trial described or defined in Applicable Laws and guidelines for a clinical trial conducted in another country in the Territory.
1.63“Product” means a product that incorporates or comprises the Compound or any analog or derivative thereof as its sole API or in combination with one or more other APIs.
1.64“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, or, in 9 Meters’, its Affiliates’, or a Sublicensee’s reasonable judgment, sale of a Payment Product for human therapeutic, prophylactic, or diagnostic use in a particular jurisdiction, provided that, notwithstanding anything to the contrary, an EUA shall not be considered a Regulatory Approval.
1.65“Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical or biological products in a particular jurisdiction, including, without limitation, the FDA, and where applicable any ethics committee or any equivalent review board.
1.66 “Regulatory Filing” means, with respect to the United States, an NDA, BLA, or IND, any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any other filings or submissions required by or provided to Regulatory Authorities relating to the Development or Commercialization of any Product or Service, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.
1.67“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of a Product in a country and ending on the first day on which there is not at least one EBRIS Patent having a Valid Claim Covering the manufacture, use, or sale of such Product in such country.
1.68“Sublicensee” means a Third Party granted a sublicense to any of the rights granted to 9 Meters and its Affiliates under Section 2.4(2).

1.69“Term” has the meaning assigned to it in Section 9.1.
1.70“Territory” means the world.
1.71“Third Party” means any entity other than (a) 9 Meters, (b) EBRIS, or (c) any Affiliate of either Party.
1.72“US Study” means that human clinical trial of the Current Product described on Exhibit C.
1.73“Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that, in order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than seven) years from the filing date of the first patent application (or equivalent concept in any such country) in the patent application family in the country in question, in which case it will cease to be considered a Valid Claim until the patent issues and recites said claim.
2.Licenses, Option, and Related Rights and Obligations
2.1License to EBRIS. Subject to Section 2.3 below, 9 Meters hereby grants to EBRIS and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 2.2, under the 9 Meters Technology to use Current Product to perform the Development Program in the Development Territory during the Development Term in the EBRIS Field.
2.2Sublicensing. EBRIS shall solely have the right to sublicense its rights under Section 2.1 to one or more Third Parties engaged by EBRIS to perform the Development Program, provided that any such sublicense must be approved in advance and in writing by 9 Meters. EBRIS shall provide 9 Meters a written copy of each such sublicense (and each amendment thereto, if any) promptly following its execution. Each sublicense shall (i) be subject to, and consistent with, the terms and conditions of this Agreement, (ii) be no less favorable to 9 Meters than this Agreement, (iii) not conflict with the terms of this Agreement, and (iv) contain terms and conditions reasonably sufficient to enable EBRIS to comply with the terms of this Agreement.
2.39 Meters Option. EBRIS hereby grants 9 Meters an exclusive option within the EBRIS Field (the “Option”) to be granted the rights set forth in Section 2.4(2) below on the terms set forth in this Agreement. 9 Meters shall be entitled to exercise such Option at any time prior to the Option Expiration Date by providing written notice thereof to EBRIS. EBRIS shall not enter into (and it shall ensure that its Affiliates do not enter into) any agreement with any Third Party prior to the Option Expiration Date that would adversely affect its ability to grant the licenses set forth in Section 2.4(2) below to 9 Meters, nor enter into any discussions or negotiations with any Third Party with respect to any such agreement prior to the Option Expiration Date.

2.4Licenses to 9 Meters.

(1)Outside Field. EBRIS hereby grants to 9 Meters and its Affiliates a perpetual, irrevocable, fully-paid, transferable exclusive license, with the right to sublicense, under the EBRIS Technology to the extent necessary to comply with Applicable Law, and/or satisfy any obligations to any Regulatory Authority, with respect to the manufacture, use, sale, offer for sale, import, or other exploitation of Compounds and Products outside the EBRIS Field, which license shall include a right of reference with respect to any Regulatory Filings owned or controlled by EBRIS or any Affiliate thereof.

(2)Upon Option Exercise. The following portions of this Section 2.4(2) shall only become effective upon 9 Meters’ exercise of the Option:
(i)EBRIS hereby grants to 9 Meters and its Affiliates an exclusive license, with the right to sublicense as set forth in Section 2.2(2)(ii) and transferable with this Agreement pursuant to Section 13.2, under the EBRIS Technology and EBRIS’ and its Affiliates’ rights in Joint Technology to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, and otherwise exploit Compounds and Products in the EBRIS Field, which license shall include a right of reference with respect to any Regulatory Filings owned or controlled by EBRIS or any Affiliate thereof;
(ii)The rights granted under Section 2.4(2)(i) may be sublicensed to one or more Third Parties (through multiple tiers), including the right of Sublicensees to further sublicense such rights. 9 Meters shall provide EBRIS a written copy of each such sublicense (and each amendment thereto, if any) within thirty (30) days following its execution, provided that such copy may be redacted if/as necessary to protect the confidential or proprietary information of any Sublicensee. Each sublicense shall (i) be subject to, and consistent with, the applicable terms and conditions of this Agreement, (ii) not conflict with the terms of this Agreement, and (iii) contain terms and conditions reasonably sufficient to enable 9 Meters to comply with the terms of this Agreement; and
(iii)EBRIS shall not, and shall ensure that its Affiliates do not, directly or indirectly, without 9 Meters’ prior written consent, (a) perform any research, development, or other activities in the EBRIS Field using any Compound or Product or (b) enable, permit, or provide any assistance to any Third Party with respect to any of the foregoing activities, or grant any Third Party any rights to engage in any of the foregoing activities, in the EBRIS Field.
2.5No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, or intellectual property rights owned, licensed, or controlled by the other Party or its Affiliates.

2.6Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that 9 Meters may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party, its Affiliates, or its assets. The Parties further agree that, in the event 9 Meters elects to retain its rights as a licensee under such Code, 9 Meters shall be entitled to complete access to any technology or intellectual property licensed to it hereunder and all embodiments of such technology and intellectual property. Such embodiments of the technology and intellectual property shall be delivered to 9 Meters not later than:
(3)the commencement of bankruptcy proceedings against EBRIS, upon written request, unless EBRIS elects to perform its obligations under this Agreement, or
(4)if not delivered above under this Section 2.6, upon the rejection of this Agreement by or on behalf of EBRIS, upon 9 Meters’ written request.

3.    Development Program
    3.1    US Trial. EBRIS shall use Commercially Reasonable Efforts to perform the US Trial in accordance with GCP, GLP, Applicable Laws, and the protocol therefor set forth on Exhibit C. EBRIS shall not amend, or permit any amendment to, the protocol for the US Trial without 9 Meters’ prior written consent. EBRIS shall provide 9 Meters with a copy of any draft study report, and the final study report, with respect to the US Study, within five (5) Business Days of EBRIS’ completion or receipt thereof, as applicable.

3.2    EU Trial. If EBRIS wishes to perform the EU Trial, it shall provide written notice thereof to 9 Meters, which notice shall contain an initial proposed protocol for the EU Trial and a copy of all material EBRIS Know-How Controlled by EBRIS as of such notice, during the period following the delivery of the initial draft study report concerning the US Trial and prior to ninety (90) days of the earlier of (1) its provision of the final study report for the US Study to 9 Meters, (2) the date three (3) months following the final administration of Product to a subject in the US Trial, or (3) the date three (3) months following the Effective Date (such period, the “EU Trial Option Period”). If EBRIS provides such notice during the EU Trial Option Period, 9 Meters shall have a period of forty-five (45) days following such notice within which to approve EBRIS’ conduct of the EU Trial, such approval not to be unreasonably withheld. If 9 Meters does not provide written notice denying EBRIS’ request for such approval within such forty-five (45) day period, it shall be deemed to have approved such request. Upon 9 Meters’ approval of such request pursuant to such notice, EBRIS shall be entitled to perform the EU Trial as part of the Development Program, provided that (i) the EU Trial shall only be performed pursuant to a protocol approved in advance and in writing by 9 Meters, such approval not to be unreasonably withheld, (ii) any amendment to any 9 Meters-approved protocol shall also require the prior written approval of 9 Meters, such approval not to be unreasonably withheld, (iii) the EU Trial must Commence within date three (3) months following 9 Meters’ approval (whether actual or deemed) of EBRIS’ request to perform the EU Trial pursuant to the foregoing, and (iv) EBRIS shall promptly provide 9 Meters with copies of any and all regulatory communications, correspondence, filings, or submissions related to the EU Trial. If (a) EBRIS does not provide the above-described notice requesting the ability to perform the EU Trial during the EU Trial Option Period, (b) 9 Meters reasonably denies or withholds approval of such request, (c) the protocol for the EU Trial is not approved by 9 Meters as contemplated above, or (d) the EU Trial does not Commence within date three (3) months following 9 Meters’ approval (whether actual or deemed) of EBRIS’ request to perform the EU Trial pursuant to the foregoing, EBRIS shall not be entitled to perform, and the Development Program shall not include, the EU Trial (and the period from the Effective Date until the occurrence of (a), (b), (c), or (d), as applicable, the “Development Term”). EBRIS shall provide 9 Meters with a copy of any draft study report, and the final study report, with respect to the EU Study, within five (5) Business Days of EBRIS’ completion or receipt thereof, as applicable

3.3    Trial Materials. 9 Meters has provided prior to the Effective Date, and/or shall provide (to the extent not previously provided) within thirty (30) days of the Effective Date, EBRIS the Current Compound and/or Current Product set forth on Exhibit D; such Current Compound and/or Current Product shall only be used to perform the US Trial, and any such Current Compound and/or Current Product remaining following the completion or early termination of the US Trial shall be promptly returned to 9 Meters as reasonably directed thereby. If 9 Meters approves the conduct of the EU Trial pursuant to Section 3.2, the Parties shall use reasonable, good faith efforts to negotiate and agree upon the terms under which 9 Meters would supply Current Compound or Product for use in the EU Trial at a reasonable price to be paid by EBRIS to 9 Meters therefor.

3.4    Reporting. From and after the Effective Date, EBRIS shall keep 9 Meters regularly informed in reasonable detail of the progress of the Development Program, including providing quarterly written updates with respect thereto to 9 Meters within ten (10) Business Days of the end of each Calendar Quarter and, if and as requested by 9 Meters from time-to-time, providing 9 Meters any EBRIS Know-How. In addition, from and after the Effective Date, upon the reasonable request of 9 Meters, but no more frequently than one time in each calendar month, 9 Meters and EBRIS shall meet by telephone, videoconference, or in-person at a mutually agreeable location to discuss the topics described in the progress reports, and such other topics related to EBRIS’ research or development with respect to Compounds and Products as 9 Meters may reasonably request.

3.5    Contractors. EBRIS shall only be entitled to use Third Parties to perform any portion of Development Program (or manufacture on behalf of EBRIS or its Affiliates any Current Compound or Products for use therein) that are approved in advance and in writing by 9 Meters. EBRIS shall ensure that any Third Parties used to perform any portion of the Development Program (or manufacture on behalf of EBRIS or its Affiliates any Current Compound or Products for use therein) execute legally enforceable, written agreements with EBRIS or an Affiliate thereof that are consistent with this Agreement and contain provisions sufficient to enable EBRIS’ and its Affiliates’ to comply with their obligations under this Agreement, and any such agreement shall, except as authorized in advance and in writing by 9 Meters, assign to EBRIS all right, title, and interest in any Compound- or Product-related Know-

How generated in the performance of the Development Program (or manufacture on behalf of EBRIS or its Affiliates of any Current Compound or Products for use therein).

3.5    Recordkeeping. EBRIS shall maintain (and ensure that its Affiliates and any Third Parties involved in the performance of any portion of the Development Program maintain) reasonably complete and accurate records of all work conducted in furtherance of the Development Program and all material results, data and developments made in conducting such activities. Such records shall be maintained in reasonably sufficient detail and in good scientific manner reasonably appropriate for patent and regulatory purposes.

4.    Regulatory; Post-Option Exercise Development.
4.1    Interactions With Authorities.
(1)    After the Effective Date, each Party shall provide to the other Party a copy of any material correspondence or materials that it or an Affiliate thereof receives that is from a Governmental Authority regarding any Product in the EBRIS Field. Such correspondence or summary shall be provided within five (5) Business Days of receipt thereof by the relevant Party. 9 Meters shall be provided reasonable advance written notice of all material meetings, conferences, or calls between Governmental Authorities and EBRIS or any Affiliate thereof concerning any Product or portion of the Development Program and 9 Meters shall be permitted to have one regulatory representative attend all such meetings, conferences, or calls. With respect to any Product, EBRIS shall provide 9 Meters with copies of any materials relating to any material regulatory matter related to any Product or Development Program and, when reasonably practicable, shall provide copies of any documents to be presented to any Governmental Authority in respect of such matters reasonably prior to their presentation thereto, so that 9 Meters, if practicable, shall have an opportunity to review in advance.
(2)    EBRIS shall provide 9 Meters with (i) a copy of all safety-related correspondence with any Governmental Authority within five (5) Business Days of its receipt or submission and (ii) any other information concerning any ADE, AE, or ADR concerning any Product coming into EBRIS’ or any of its Affiliates’ knowledge or possession that EBRIS believes or is informed by 9 Meters to be reasonably necessary to enable 9 Meters, any Affiliate thereof, or any licensee or sublicensee of any of the foregoing to comply with any applicable legal or regulatory requirements of any jurisdiction with respect to any Product, on such time frame as is reasonably sufficient to enable such compliance in a timely manner.

(5)The Parties agree that, upon the written request of 9 Meters, (i) they shall use Commercially Reasonable Efforts in good faith to negotiate and execute one or more customary and reasonable forms of safety data exchange agreements and/or pharmacovigilance agreements intended to enable 9 Meters to comply with its reporting, monitoring, and related obligations under Applicable Law with respect to Products.

4.2    Following 9 Meters Option Exercise. If 9 Meters exercises the Option, then, effective thereafter:
(1)    EBRIS shall promptly transfer to 9 Meters, at no additional cost, all EBRIS Know-How, including all pre-clinical data, trade secrets, efficacy data, and other data related to any Product generated under this Agreement. In no event shall such transfer be completed later than thirty (30) days after such exercise;
(2)    9 Meters shall, as between the Parties, own and be responsible for preparing, submitting and supporting all Regulatory Approvals and Regulatory Filings for Products in each country in the Territory. Upon 9 Meters’ request, EBRIS shall provide to 9 Meters, on a timely basis, copies of all scientific, technical, pre-clinical data, and other material data and information within the EBRIS Technology relating to or intended to support any Regulatory Filing for Compounds or Products;
(3)    9 Meters shall provide EBRIS a yearly written update, within ninety (90) days of the end of each Calendar Year, summarizing the progress and results of its, its Affiliates’, and Sublicensees’ efforts to develop and commercialize Products in the EBRIS Field, and any ongoing plans with respect thereto; and

(6)9 Meters shall comply, and shall ensure that its Affiliates and any Sublicensees comply, with all Applicable Laws in the exercise of the rights granted under this Agreement.

5.    Financial Terms
5.1    Development Program. EBRIS shall, as between the Parties, be responsible for all costs and expenses related to the performance of the Development Program.
5.2    Equity and MIS-C Trial Fee

    (1)    Equity. 9 Meters shall, within ten (10) business days of the Effective Date, issue to EBRIS such number of shares of 9 Meters’ unregistered common stock as is equal to five hundred thousand dollars (US$500,000) divided by the Fair Market Value of 9 Meters’ common stock as of the Effective Date. Such issuance will be contingent upon EBRIS’ execution of the form of subscription agreement attached hereto as Schedule 5.2(1).

    (2)    MIS-C Trial Fee. EBRIS shall provide written notice to 9 Meters upon final database lock with respect to a Phase II Clinical Trial that was conducted by or on behalf of EBRIS, included in the Development Program, and explicitly intended, as evidenced by its protocol, to test the efficacy of the Product for the treatment of MIS-C. 9 Meters shall, no later than thirty (30) days following 9 Meters’ receipt of the notice of database lock described above, pay EBRIS five hundred thousand dollars (US$500,000) in cash.

5.3    Option Exercise Fee. If 9 Meters exercises the Option, 9 Meters shall, within sixty (60) days of 9 Meters’ exercise of the Option, pay EBRIS one million dollars (US$1,000,000) in cash or in unregistered shares of common stock, at the election of 9 Meters in accordance with Section 5.10.

5.4    Royalty Payments. If 9 Meters exercises the Option, 9 Meters shall, subject to the adjustments set forth in Section 5.7 below, pay to EBRIS an amount equal to [*]percent ([*]%) of Net Sales in the United States of America by 9 Meters, its Affiliates, and Sublicensees in cash or in unregistered shares of common stock, at the election of 9 Meters in accordance with Section 5.10.
5.5    Development Milestone Payments. If 9 Meters exercises the Option, 9 Meters shall pay EBRIS each applicable amount set forth on Exhibit E within sixty (60) days of the achievement of the corresponding milestone indicated on Exhibit E, which payments shall be non-refundable and non-creditable and shall be paid in cash or in unregistered shares of common stock, at the election of 9 Meters in accordance with Section 5.10, provided that, notwithdstanding anything to the contrary:
        (1)    if there are, during the twelve (12) Calendar Months preceding the Calendar Month in which a particular milestone event on Exhibit E is achieved, more than [*] and fewer than [*] diagnosed cases of MIS-C in the United States, the applicable payment due for such milestone shall be [*] percent ([*]%) of the amount set forth on Exhibit E therefor; and

        (2)    if there are, during the twelve (12) Calendar Months preceding the Calendar Month in which a particular milestone event on Exhibit E is achieved, [*] or fewer diagnosed cases of MIS-C in the United States, the applicable payment due for such milestone shall be [*] percent ([*]%) of the amount set forth on Exhibit E therefor.

Each milestone payment in Exhibit E above (as it may be adjusted pursuant to the foregoing) shall only be paid once under this Agreement, upon the initial achievement of the applicable milestone, and the total amounts payable to 9 Meters under this Section 5.5 shall not in any event exceed fifty six million dollars (US$56,000,000).
5.6    Sales Milestone Payments. If 9 Meters exercises the Option, 9 Meters shall pay EBRIS the following amounts in cash or in unregistered shares of common stock, at the election of 9 Meters in accordance with Section 5.10, which shall be non-refundable and non-creditable, within sixty (60) days of the end of the Calendar Year during which such milestone was first achieved.

Net Sales of all Products in a Single Calendar Year	Payment
Greater than US$[*]	US$[*]
Greater than US$[*]	US$[*]

5.7    Adjustments.

(1)Biosimilar or Generic Entry. In the event (i) a Third Party has obtained Regulatory Approval of a Biosimilar or Generic Equivalent in a particular country with respect to a particular Payment Product, then, beginning with the Calendar Quarter in which such Regulatory Approval is obtained, the royalty rate(s) applicable to Net Sales of such Payment Product in such country shall be reduced by [*] percent ([*]%) of then-applicable royalty rate.
(7)Third Party Licenses. If 9 Meters, any Affiliate thereof, or any Sublicensee has, prior to the Effective Date, obtained, or, following the Effective Date, reasonably determines in good faith that it is reasonably necessary or useful to obtain a license or other right from a Third Party under any Patent Covering or Know-How concerning any Payment Product (including in connection with the settlement of a patent infringement claim) (in each case, “Third Party IP Payments”), then Licensee may deduct [*] percent ([*]%) of the Third Party IP Payments paid by Licensee, any of its Affiliates, or any Sublicensee to such Third Party from any amounts payable by 9 Meters to EBRIS under this Section 5.
(8)Compulsory Licenses. If, during the term of this Agreement for a particular Payment Product in a particular country, a compulsory license is required to be granted to a Third Party under the Applicable Laws of such country in the Territory, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof and the Parties shall use good faith efforts to meet and discuss alternatives available to them, if any, in connection with such compulsory license and/or any consideration to be paid therefor. The Parties hereby agree that, notwithstanding anything to the contrary, (i) the royalty payable to EBRIS under this Agreement with respect to Net Sales of Products sold in any country in which a compulsory license has been granted for such Products shall not in any event exceed the royalty, if any, payable by any compulsory licensee with respect to sales of such Products under such compulsory license (or sublicense granted thereunder), (ii) sales of Products subject to a compulsory license in a particular country by a compulsory licensee (or any sublicensee thereof) under such license (or sublicense thereunder) shall not be included within Net Sales for any purposes hereunder, and (iii) if there are royalties payable to 9 Meters, EBRIS, or any Affiliate of either of the foregoing with respect to the sale of Products under a compulsory license (or any sublicense thereof) by any compulsory licensee (or sublicensee thereof), the Parties shall use good faith efforts to agree on a commercially reasonable method and terms for dividing between them such royalties that are actually received by one or both Parties (or their Affiliates) thereunder; provided that, in no event with respect to any country in which a compulsory license is granted will (x) either EBRIS or 9 Meters be required to pay the other Party any royalties with respect to sales of Products by Third Parties under such compulsory licenses (or sublicenses thereunder) in excess of the royalties or similar amounts actually received by such Party or its Affiliates with respect to such sales under such compulsory license (or sublicenses thereunder) or (y) 9 Meters and its Affiliates be required to pay EBRIS and any other licensors of 9 Meters or its Affiliates with respect to Products sold under a compulsory license (or sublicense thereunder), or intellectual property rights related thereto, total aggregate royalties or similar amounts greater than the royalties actually received by 9 Meters and its Affiliates in connection with any such compulsory license (or sublicense thereunder).
(9)Adjustments Cumulative. The adjustments set forth in this Section 5.7 are cumulative and shall not be limited in any respect except as explicitly set forth above.

5.8    Royalty Term. No payments shall be triggered under this Section 5 by any Payment Product as a result of any achievements thereby in a country or sales thereof in a country following the Royalty Term applicable thereto.
5.9    Payments and Payment Reports. Except as provided in Sections 5.2, 5.3, 5.5, and 5.6, all royalties and payments due under this Section 5 shall be paid within ninety (90) days of the end of each Calendar Quarter during which Net Sales occur or the applicable sales milestone is achieved. Each royalty payment shall be accompanied by a statement stating (as applicable) Net Sales, by country, of each Product sold during the relevant Calendar Quarter by 9 Meters, its Affiliates, and Sublicensees and calculating royalties and milestones due for such Calendar Quarter.
5.10    Payment Method.
(1)    General. Subject to compliance with applicable laws and stock market rules, 9 Meters may, upon written notice given to EBRIS at least five (5) business days prior to any payment being due under Section 5.3, 5.4, 5.5, or 5.6, elect to pay all or up to eighty percent (80%) of such payment in the form of shares of 9 Meters’ unregistered common stock (such notice, the “Payment Method Notice”). Except to the extent set forth in any Payment Method Notice from 9 Meters to EBRIS, all payments will be made in U.S. dollars. In no event shall the aggregate amount of common stock issued, or issuable, pursuant to the terms of this Agreement exceed the maximum amount permitted under Nasdaq rules without 9 Meters’ stockholder approval, and to the extent such stockholder approval is not obtained, any remaining amount of payments will be made in cash.
(2)    Share Payments. The portions of any payments due under this Agreement to EBRIS elected by 9 Meters to be paid in common stock will be calculated by dviding the applicable portion of the applicable payment due as set forth in Section 5.3, 5.4, 5.5, or 5.6, by the Fair Market Value calculated as of the date of the Payment Method Notice, and such shares of common stock will be issued promptly following EBRIS’s receipt of the Payment Method Notice and subsequent delivery by EBRIS to 9 Meters of a subscription agreement in the form of the attached hereto as Schedule 5.2(1), inclusive of any changes to the form of subscription agreement as may be reasonably requested in advance by 9 Meters.
(3)    Cash Payments. All payments (or portion(s) thereof) due under this Agreement to EBRIS to be paid in cash by 9 Meters shall be made by bank wire transfer in immediately available funds to an account designated by EBRIS in writing. All such payments hereunder shall be made in the legal currency of the United States of America.
5.11    Taxes. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties and other payments made by 9 Meters to EBRIS under this Agreement. To the extent 9 Meters is required to deduct and withhold taxes on any payment to EBRIS, 9 Meters shall deduct any such amount from the amount payable to EBRIS, pay the amounts of such taxes to the proper governmental authority in a timely manner, and promptly transmit to EBRIS an official tax certificate or other evidence of such withholding sufficient to enable EBRIS to claim such payment of taxes. EBRIS shall provide 9 Meters any tax forms that may be reasonably necessary in order for 9 Meters not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. 9 Meters shall require its Affiliates and Sublicensees to cooperate with EBRIS in a manner consistent with this Section 5.11.
5.12    Interest. All late payments under the Agreement shall bear interest at the rate of 30-day LIBOR for United States dollars as of the date such payment was due, taken from a widely accepted source of published interest rates, plus [*] ([*]) percentage points, or, if lower, the highest rate permitted by Applicable Law, until the date such payment is made
5.13    Records; Audits. 9 Meters shall keep such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement; such records must be kept for a minimum of three (3) years following the calendar year to which such records pertain. At the request (and expense) of EBRIS, 9 Meters shall permit EBRIS to engage an independent certified public accounting firm reasonably acceptable to 9 Meters, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) years prior to EBRIS’ request, the correctness or completeness of any royalty report or payment made under this Agreement. EBRIS shall promptly provide a copy of the results of any such audit or examination to 9 Meters. EBRIS shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding the greater of (i) [*] percent ([*]%) of the amount actually due hereunder with respect to any particular Calendar Year or (ii) US$[*], in which case 9 Meters shall bear the reasonable, documented cost of the performance of such audit or examination. 9 Meters shall promptly pay to EBRIS the amount of any underpayment of royalties revealed by such an examination and review. Any overpayment by 9 Meters of royalties or any other amount paid to EBRIS revealed by an examination and review shall, in 9 Meters’ sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to 9 Meters within thirty (30) days of its request.
6.    Patent Prosecution and Maintenance; Patent Marking.
6.1    EBRIS Patents other than Joint Patents.
(1)    EBRIS shall, as between the Parties, control and the preparation, filing, prosecution, and maintenance of the EBRIS Patents that are not Joint Patents. 9 Meters shall be given reasonable opportunity to advise EBRIS in the filing, prosecution, maintenance, and defense of such EBRIS Patents. 9 Meters shall be provided with copies of all prosecution documents relating to such EBRIS Patents, so that 9 Meters will have a reasonable opportunity to offer comments and remarks on such EBRIS Patents, such comments and remarks to be given due consideration by EBRIS. EBRIS shall provide reasonable advance written notice to 9 Meters before abandoning any such EBRIS Patent, or any claim contained therein, Covering any Product. The reasonable, documented external costs incurred following 9 Meters’ exercise of its Option with respect to the filing, prosecution, and maintenance of such EBRIS Patents shall be borne by 9 Meters, subject to Sections 6.1(2) and 6.1(3) below. The EBRIS Patents Controlled by EBRIS as of the Effective Date are set forth in Exhibit F; Exhibit F may be updated periodically to reflect the further prosecution of EBRIS Patents, the addition of any EBRIS Patents coming under the Control of EBRIS after the Effective Date, and/or the effects of Section 6.1(2) or 6.1(3).
(2)    This Section 6.1(2) shall only apply upon 9 Meters’ exercise of the Option. EBRIS will provide reasonable advance written notice of any required foreign patent filings and associated fees for any EBRIS Patents that are not Joint Patents. 9 Meters must thereafter inform EBRIS in writing which foreign countries, if any, in which 9 Meters desires patent protection. EBRIS may elect to seek patent protection for the technology Covered by the EBRIS Patents that are not Joint Patents in countries not so designated by 9 Meters, in which case EBRIS shall be responsible for expenses attendant thereto as described in Section 6.1(3). However, in such instances, such patent applications in such countries will not be 9 Meters Patents, Exhibit F shall be deemed to be so amended accordingly, if necessary, and 9 Meters forfeits all rights under this Agreement to such patent applications and resulting patents in such countries.
(3)    This Section 6.1(3) shall only apply upon 9 Meters’ exercise of the Option. If 9 Meters provides EBRIS with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the EBRIS Patents that are not Joint Patents, then 9 Meters’ responsibility for fees and costs related to the filing, prosecution, and maintenance of such EBRIS Patents will terminate sixty (60) days after EBRIS’ receipt of such written notification. However, in such instances, sixty (60) days after EBRIS’ receipt of written notification, such patents and/or patent applications will no longer be included in the EBRIS Patents (and Exhibit F shall be deemed to be so amended accordingly), and 9 Meters surrenders all rights under this Agreement to such patents, patent applications, and any patents issuing therefrom.
6.2    Joint Patents.
(1)Prosecution. The Parties shall use reasonable good faith efforts to agree in writing as soon as possible upon the conception or first reduction to practice of any invention within the Joint Know-How on which Party should be responsible for filing, Prosecuting and maintaining all Joint Patents with respect thereto (such Party, the “Responsible Party”) and how the costs of such filing, Prosecution, and maintenance shall be allocated between the Parties, provided that, following Licensor’s exercise of the Option, 9 Meters shall be the Responsible Party unless and until otherwise elected in writing by 9 Meters. The Responsible Party will promptly inform the other Party of (i) the filing (including by supplying the other Party with a copy of the specification as filed and the filing receipt) and (ii) the grant of those Joint Patents for which it is responsible pursuant to the foregoing.

(10)Liaising. Each Party will be given reasonable opportunities to advise the Responsible Party with respect to the Patent Prosecution of any Joint Patents. The Responsible Party will: (a) instruct any patent counsel responsible for Patent Prosecution of any of the Joint Patents for which it is responsible to furnish the other Party with copies of all material correspondence relating to such Patents from the United States Patent and Trademark Office and any foreign patent office, as well as copies of all proposed responses to such correspondence in time for the other Party to review and comment on such response; (b) give the other Party an opportunity to review the text of each patent application constituting a Joint Patent before filing; (c) reasonably consult with the other Party with respect thereto; (d) supply the other Party with a copy of any such application was filed, together with notice of its filing date and serial number; and (e) keep the other Party reasonably advised of the status of actual and prospective patent filings for the applicable Joint Patents. Each Responsible Party shall give the other Party the reasonable opportunity to provide comments on and make requests of the Responsible Party concerning the preparation, filing, and Prosecution of the Joint Patents for which such Responsible Party is responsible, and shall reasonably consider such comments and requests, including with due consideration of such cost/benefit analysis as the other Party may reasonably provide or suggest.
(11)Abandonment. The Responsible Party shall not stop Patent Prosecution or maintenance with respect to any Joint Patent for which it is responsible (“Joint Abandonment”) unless it first gives the other Party prior written notice of such Joint Abandonment, which notice shall (1) specify the specific Joint Patent(s) subject to such Joint Abandonment and (2) be given at least sixty (60) days prior to any fee, abandonment, or similar deadlines relating to such Joint Patent(s). If a Responsible Party provides the other Party with such a notification of Joint Abandonment, then the other Party shall have the right, upon written notice to the Responsible Party given during such sixty (60) day period, to assume control of Patent Prosecution with respect to such Joint Patents, in which case such Joint Patent shall remain subject to all of the applicable terms of this Agreement with respect thereto.
(12)Cooperation; Costs and Expenses. The Company shall cooperate (and cause its Affiliates to cooperate) with Lilly as reasonably requested thereby with respect to the preparation, filing, Prosecution, maintenance, and defense of the Lilly Control Patents, at Lilly’s expense. Lilly shall cooperate (and cause its Affiliates to cooperate) with Company as reasonably requested thereby with respect to the preparation, filing, Prosecution, maintenance, and defense of the Company Control Patents, at Company’s expense. The Company shall be responsible for all costs and expenses associated with its and its Affiliates’ filing, Prosecution and maintenance of all Company Control Patents and Lilly shall be responsible for all costs and expenses associated with its and its Affiliates’ filing, Prosecution and maintenance of all Lilly Control Patents
6.3    Patent Term Extensions. This Section 6.3 shall only apply upon 9 Meters’ exercise of the Option. 9 Meters shall promptly notify EBRIS of the issuance of each Regulatory Approval and, if and as requested by 9 Meters in writing, EBRIS shall apply or enable 9 Meters to apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by applicable laws, rules, regulations, or guidelines (collectively, “Patent Term Extensions”) in the relevant country of the Territory.

EBRIS shall use Commercially Reasonable Efforts to, if and as requested by 9 Meters, obtain (or assist 9 Meters in obtaining) all available Patent Term Extensions.
6.4    Patent Marking. To an extent reasonably possible, given the nature of the products that are subject to this Agreement, 9 Meters shall, and shall use Commercially Reasonable Efforts to ensure that Sublicensees and 9 Meters’ Affiliates, permanently and legibly mark all Products and related documentation manufactured for commercial sale in the United States under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code. Further, and without limitation of the foregoing, to the extent permitted by applicable laws and regulations, EBRIS shall mark, and shall use Commercially Reasonable Efforts to cause any Affiliate or Sublicensee to mark, Products (through a marking on containers, packaging or labels) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Products are sold, to (i) enable EBRIS Patents (to the extent relating to Products or their use or manufacture) to be enforced to their full extent or (ii) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any EBRIS Patents (to the extent relating to Products or their use or manufacture).
7.Patent Infringement.
2.7Notice. If either Party becomes aware of any actual, potential, or alleged infringement of (i) any of the rights to EBRIS Patents granted to 9 Meters under this Agreement with respect to Products or (ii) Joint Patents, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement.
2.8Hatch-Waxman Act Litigation. Notwithstanding anything herein to the contrary, should a Party or an Affiliate thereof receive, with respect to any EBRIS Patent or Joint Patent, a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (the “Hatch-Waxman Act”), or its equivalent in a country other than the United States of America, then such Party shall immediately provide the other Party with a copy of such certification. The Party with the right to bring suit under the Hatch-Waxman Act on account of such certification shall have fifteen (15) business days from the date on which it receives or provides a copy of such certification to provide written notice to the other Party (“H-W Suit Notice”) stating whether it will bring suit, at its expense, within a thirty (30) day period from the date of such certification. Should such fifteen (15) business day period expire without the applicable Party providing such H-W Suit Notice, or such thirty (30) day period without such Party bringing such suit, then the other Party shall be free immediately to bring suit in its name, provided that, notwithstanding the foregoing, following 9 Meters’ exercise of the Option, (i) EBRIS’ rights to bring any suit under this Section 7.2 with respect to any EBRIS Patents shall be subject to 9 Meters’ prior written consent and (ii) EBRIS shall not take any action in the course of exercising its rights under this Section 7.2 that materially limits the scope, validity, or enforceability of, or otherwise may adversely effect, any EBRIS Patents.
2.9EBRIS Patents Other than Joint Patents. This Section 7.3 shall, notwithstanding anything to the contrary, only become effective if and when 9 Meters exercises the Option. With respect to any actual, potential, or alleged infringement of the rights to EBRIS Patents granted under this Agreement, 9 Meters shall have the exclusive first right, but not the obligation, to, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to such alleged infringement. EBRIS shall have the right, at its cost and expense, to participate in any such action and to be represented by counsel of its own choice. If, within six (6) months of the notice above of any such infringement, 9 Meters (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, and (iii) has not entered into settlement discussions with respect to such infringement, or if 9 Meters notifies EBRIS that it has decided not to undertake any of the foregoing against any such alleged infringer, then EBRIS shall then have the right to bring suit to enforce such EBRIS Patents at its own expense. In any such litigation brought by 9 Meters, 9 Meters shall have the right to use and sue in EBRIS’ name and join EBRIS as a party to such litigation, and EBRIS shall cooperate reasonably, as requested by 9 Meters and at 9 Meters’ expense (which expense shall be reasonable).
2.10Joint Patents. With respect to any actual, potential, or alleged infringement of any Joint Patents, 9 Meters shall have the exclusive first right, but not the obligation, to, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to such alleged infringement. EBRIS shall have the right, at its cost and expense, to participate in any such action and to be represented by counsel of its own choice. If, within six (6) months of the notice above of any such infringement, 9 Meters (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, and (iii) has not entered into settlement discussions with respect to such infringement, or if 9 Meters notifies EBRIS that it has decided not to undertake any of the foregoing against any such alleged infringer, then EBRIS shall then have the right to bring suit to enforce such Joint Patents at its own expense. In any such litigation brought by 9 Meters, 9 Meters shall have the right to use and sue in EBRIS’ name and join EBRIS as a party to such litigation, and EBRIS shall cooperate reasonably, as requested by 9 Meters and at 9 Meters’ expense (which expense shall be reasonable).
2.11Infringement of Third Party Rights. In the event that a claim of infringement of a Third Party’s Patents is made or brought against either Party with respect to the manufacture, use, sale, or importation of any Product, the Party receiving such claim shall promptly inform the other Party in writing, and the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement. Each Party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement. As between the Parties, 9 Meters shall have the first and primary right at its own expense to defend, control the defense of, and/or settle any such claim against 9 Meters, its Affiliates, or Sublicensees, using counsel of its own choice, provided however that, in the course of such defense or settlement (or negotiations related thereto), 9 Meters shall not take any action that would reasonably be anticipated to materially and adversely affect any EBRIS Patent(s) or the enforceability or validity of any claim contained therein without, in each case, EBRIS’s prior written consent.

2.12Litigation Control. The Party pursuing or controlling any action or defense under Section 7.2, 7.3, 7.4 or 7.5 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall provide the other Party (the “Secondary Party”) a reasonable opportunity to consult with the Controlling Party with respect thereto prior to entering into any settlement or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party, and (iii) any settlement, consent judgment or other voluntary disposition of such actions which materially and adversely affects any EBRIS Patents or Joint Patents shall not be entered into, consented to, approved, or agreed upon without the Secondary Party’s prior written approval. With respect to clause (ii) above, the Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) business days of any request for such approval by the Controlling Party, provided that (X) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (Y) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) business day period. Notwithstanding anything to the contrary, the Secondary Party, at its expense, shall have the right, at its cost and expense, to be represented by counsel of its choice in any proceeding governed by this Section 7.6. Any recovery or damages received by the Controlling Party with respect to the infringement of any rights to EBRIS Patents granted to 9 Meters under this Agreement or infringement of the Joint Patents generally shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action; the remainder of such recovery or damages shall be split as follows:
(13)if 9 Meters exercises the Option, then, in the case of an infringement of the rights to the EBRIS Patents (including EBRIS’ interest in any Joint Patents) granted under Section 2.4, [*] percent ([*]%) of such recovery or damages shall be retained by the Controlling Party and [*] percent ([*]%) shall be paid to Secondary Party;
(14)any such remaining recovery or damages received by the Controlling Party with respect to any other infringement of the EBRIS Patents (other than the Joint Patents) shall be retained by or paid to EBRIS; and
(15)any such remaining recovery or damages received by the Controlling Party with respect to any infringement of the Joint Patents, other than an infringement of the rights thereto granted to 9 Meters under Section 2.4, shall be split [*] percent ([*]%) to the Controlling Party and [*] percent ([*]%) to the Secondary Party.
2.1Reimbursement. Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 7. Each Party shall pay the other Party such amounts within thirty (30) days of its receipt of any such invoice, except to the extent such amounts are the subject of a good faith dispute, in which the amounts subject to such dispute shall be due within thirty (30) days of the resolution of such dispute.
2.2Trademarks. 9 Meters may, in its sole discretion, select trademarks for the Products (“Product Marks”) and shall own all such trademarks. To the extent 9 Meters pursues trademarks for Products, as between the parties, 9 Meters shall have the sole responsibility for the filing, prosecution and maintenance of registrations of trademarks for Products, at its sole expense.
8.Confidentiality
8.1Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.
8.2Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
(a)made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;
(b)otherwise required to be disclosed by law or regulation or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;
(c)made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

(d)made by such Party to existing or potential acquirers, existing or potential collaborators, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.
9 Meters shall also be entitled to disclose in confidence this Agreement and any Confidential Information of EBRIS to Alba as necessary to comply with 9 Meters’ obligations under the Alba License.
8.3Publicity. Press releases or other similar public communication by either Party not required by law, regulation, or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement, or concerning either Party’s performance or exercise of its rights under this Agreement, will require the advance written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, communications required by applicable law, regulation, or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by applicable law or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall, to the extent reasonable practicable and such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.
8.4Publications. Subject to this Section 8.4, each Party shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to EBRIS Technology or any Product; provided, however, that:
(1) if 9 Meters, any Affiliate thereof, or any Sublicensee desires to publish or present any such information, then the following procedure shall apply: (i) 9 Meters shall first provide a copy of the proposed publication or presentation to EBRIS for review and comment for a period not to exceed thirty (30) days in advance of any submission for publication or presentation (the “Review Period”); (ii) if during the Review Period 9 Meters receives written notice from EBRIS identifying specific Confidential Information of EBRIS in such a proposed publication or presentation, then, at the request of EBRIS in such notice and at EBRIS’s option, 9 Meters shall, and 9 Meters shall ensure that its Affiliates and Sublicensees, delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional sixty (60) days in order to permit EBRIS to file a patent application covering such Confidential Information; and

(2)if EBRIS or any Affiliate thereof desires to publish or present any such information pertaining to any Product, then EBRIS shall first provide a copy of the proposed publication or presentation to 9 Meters for review and approval for a period not to exceed thirty (30) days in advance of any submission for publication or presentation, such approval not to be unreasonably withheld, provided that the foregoing shall not, in any event, limit EBRIS’s ability to file for and obtain patent protection for any inventions described or enabled in such proposed publication or presentation.
9.Term and Termination
9.1Term. This Agreement shall become effective on the Effective Date and, subject to any earlier termination pursuant to Section 9.2, 9.3, 9.4, 9.5, or 9.6, shall continue until (a) if 9 Meters does not exercise the Option prior to the Option Expiration Date, the Option Expiration Date or (b) if 9 Meters does exercise the Option prior to the Option Expiration Date, on a Product-by-Product and country-by-country basis, expiration of the Royalty Term applicable to each Product in each country (the “Term”). Upon expiration of this Agreement with respect to a particular Product in a particular country, EBRIS and its Affiliates shall have the perpetual, unrestricted, fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import in such country such Products.
9.2Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within [*] ([*]) days after written notice is given by the non-breaching Party to the breaching Party specifying the material breach.
9.3Termination for Financial Insecurity.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [*] ([*]) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.
9.4Termination for Health or Safety. Either Party may terminate this Agreement prior to the Option Expiration Date upon written notice to the other Party if and as necessary to, as reasonably determined in good faith by such Party, protect the health or safety of subjects or patients participating in the US Trial or EU Trial.
9.5Termination for Convenience by 9 Meters. Following the Option Expiration Date, this Agreement may be terminated by 9 Meters, in its sole discretion, upon [*] ([*]) [*] written notice to 9 Meters.
9.6Termination of Alba License. If the Alba License terminates during the Development Term, and 9 Meters or an Affiliate thereof does not obtain, upon or prior to such termination, sufficient rights in the Alba Patents and Alba Know-How to enable the rights granted to EBRIS under this Agreement with respect thereto to continue following such termination, this Agreement will automatically terminate upon such termination and 9 Meters will promptly notify EBRIS thereof in writing.
9.7Effects of Termination.
(3)Upon any termination (but not expiration) of this Agreement, all licenses granted under this Agreement shall, except to the extent surviving pursuant to Section 9.8 below, terminate.
(4)Notwithstanding any provision herein to the contrary, in the event (A) 9 Meters has exercised the Option, and 9 Meters or an Affiliate thereof has entered into any sublicense agreement granting any Third Party rights under EBRIS Technology to Develop and/or Commercialize Products as permitted by this Agreement (but which agreement must, in any event, include rights for such Third Party to Commercialize Products), (B) this Agreement is terminated by 9 Meters pursuant to Section 9.2, 9.3, 9.4, 9.5, or 9.6 and (C) the applicable sublicensee is not in material breach of such sublicense, (i) such sublicense (including any rights to payment thereunder to the extent reasonably attributable to the rights to EBRIS Technology granted thereunder) shall, to the extent concerning the EBRIS Technology, not imposing obligations on EBRIS in excess of those contained in this Agreement, and provided for in such sublicense, be automatically assigned to EBRIS and (ii) EBRIS shall grant such Third Party the rights granted with respect to EBRIS Technology under the assigned sublicense, subject to such Third Party’s compliance with its terms. Language to the effect of the foregoing shall be included in any sublicense granted under this Agreement that provides for the survival rights contemplated by this Section 9.7(2).
(5)Any rights or remedies set forth in this Section 9 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties
9.1Survival. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration. The following provisions shall survive any expiration or termination of this Agreement: 1, 2.4(1), 2.6, 3.5, 5.10, 5.11, 5.12, 5.13 (for the period(s) set forth therein), 8, 9.7, 9.8, 10.3, 11, 12, and 13, together with any Sections referenced in such surviving provisions or necessary to give them effect.
10.Representations and Warranties
10.1Representations, Warranties, and Covenants of 9 Meters. 9 Meters represents and warrants to EBRIS as follows as of the Effective Date:
(1)9 Meters is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.
(2)9 Meters has full power and authority to execute, deliver and perform this Agreement. There are no liens or other encumbrances on the 9 Meters Technology or any part thereof which would interfere with the rights granted to EBRIS hereunder. This Agreement constitutes the legally binding and valid obligation of 9 Meters, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
(3)The execution, delivery and performance by 9 Meters of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which 9 Meters is a party.
9 Meters shall not terminate the Alba License during the Development Term and shall use Commercially Reasonable Efforts to comply with the Alba License during the Development Term.
10.2Representations and Warranties of EBRIS. EBRIS represents and warrants to 9 Meters as follows:
(4)EBRIS is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.
(5)EBRIS has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of EBRIS, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.
(6)The execution, delivery and performance by EBRIS of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to EBRIS, its business or its assets.
(7)No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of EBRIS is required in connection with the execution, delivery and performance of this Agreement.
(8)There is no action, suit, proceeding or investigation pending or, to EBRIS’ knowledge, currently threatened against or affecting EBRIS or that questions the validity of this Agreement, or the right of EBRIS to enter into this Agreement or consummate the transactions contemplated hereby and to EBRIS’ knowledge, there is no basis for the foregoing.
(9)Neither EBRIS nor any Affiliate thereof is aware of any Third Party intellectual property rights (including any Patent(s)) that would be infringed or misappropriated by the performance of the Development Program.

1.1 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 10.1 AND 10.2, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR PRODUCT UNDER THIS AGREEMENT.
11.Indemnities; Limits on Liability
11.1Indemnification by 9 Meters. Subject to Section 11.3, 9 Meters hereby agrees to defend, indemnify and hold harmless EBRIS and its Affiliates and each of their directors, officers, employees and agents (“EBRIS Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of 9 Meters’ (i) gross negligence or willful misconduct, (ii) failure to comply with any applicable law, rule, or regulation, or (iii) 9 Meters’ exercise of the rights granted under Section 2.4, except to the extent resulting from the gross negligence or willful misconduct, breach of this Agreement, failure to comply with applicable laws, rules, or regulations, or Development, Commercialization, manufacture, use, import, export, or sale of any Product by, in each case, EBRIS, any Affiliates thereof, or any of EBRIS’ or its Affiliates’, officers, directors, employees, contractors, agents, other representatives, successors, or assigns (collectively, “EBRIS Representatives”).
11.2Indemnification by EBRIS. Subject to Section 11.3, EBRIS hereby agrees to indemnify, defend and hold 9 Meters, its Affiliates, and 9 Meters’ and its Affiliates’ officers, directors, employees, contractors, agents, other representatives, successors, and assigns (collectively, “9 Meters Indemnitees”) harmless from and against any Claims brought by a Third Party against any 9 Meters Indemnitee(s), and any associated Losses, resulting from (I) EBRIS’, its Affiliates’, or any EBRIS Representative’s (i) gross negligence or willful misconduct, (ii) breach of this Agreement, (iii) failure to comply with applicable laws, rules, or regulations, or (iv) Development, Commercialization, manufacture, use, import, export, or sale of any Product, except to the extent such Losses result from 9 Meters’ (A) gross negligence or willful misconduct, (B) breach of this Agreement, or (C) failure to comply with any applicable laws, rules, or regulations.
11.3Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 11.1 or 11.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within [*] ([*]) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may materially and adversely affect any portion of the EBRIS Patents, or 9 Meters’ ability to exploit 9 Meters Technology, without 9 Meters’ prior written consent.
11.4Indemnification of Alba. EBRIS will defend, indemnify, and hold harmless Alba, its Affiliates, and its and their officers, directors, employees, consultants, contractors, agents, and representatives, and their successors and assigns (each individually an “Alba Party” and all, collectively “Alba Parties”), against any and all claims, costs or liabilities, including attorney’s fees and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life:
(i)caused by the actions of EBRIS, its Affiliates, or its or their sublicensees, or their officers, servants, or agents, or Third Parties acting on behalf of or under authorization from EBRIS, its Affiliates or its or their sublicensees, in the performance of this Agreement;
(ii)arising out of use of Alba Patents by EBRIS, its Affiliates, or its or their sublicensees or their officers, servants, or agents, or by any Third Party acting on behalf of or under authorization from EBRIS, its Affiliates, or its or their sublicensees; or
(iii)arising out of use by a Third Party of products, processes, or protocols developed either by EBRIS, its Affiliates, or its or their sublicensees or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from EBRIS, its Affiliates or its or their sublicensees, using Alba Patents licensed hereunder, provided such use was consistent with any instructions, protocols or supervision provided by EBRIS.
EBRIS’ agreement to defend, indemnify and hold harmless an Alba Party is conditioned upon (1) Alba or 9 Meters promptly notifying EBRIS in writing after it receives notice of a claim subject to indemnification under this Section 11.4 and (2) the Alba Party seeking indemnification cooperating with EBRIS in the defense of such claim. EBRIS’ agreement to defend, indemnify and hold harmless an Alba Party will not apply to any claim, cost, or liability attributable to the negligent act or willful misconduct of the Alba Party.

11.5Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY AFFILIATE THEREOF FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, BUSINESS, OPPORTUNITY, OR GOODWILL, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 11.1, 11.2, 11.3, AND 11.4 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF ARTICLE 8.
11.6Insurance. EBRIS shall carry and maintain comprehensive liability insurance coverage for itself, its officers, employees and agents, in the minimum amounts of $[*] per claim and $[*] aggregate (inclusive of umbrella coverage), applicable to bodily injury and property damage. Prior to the initiation of any human trials in any geographical location with any Product hereunder, EBRIS will establish and maintain Product & Clinical Trials Liability insurance coverage in the amount of $[*] per claim and $[*] aggregate. EBRIS warrants that its liability insurance will cover contractually assumed obligation for product liability claims referred to in Section 11.2 or 11.4, when/if human clinical trials are commenced. A certificate evidencing the required insurance coverage will be delivered to 9 Meters: (i) at or before execution of this Agreement; (ii) each time there is a change in EBRIS’ insurance coverage; and (iii) each time EBRIS’ insurance coverage is renewed. EBRIS agrees to require its insurance carrier(s) to notify 9 Meters within 15 days prior to cancellation of EBRIS’ insurance coverage, except in the case of cancellation for nonpayment of premium, where 10 days advance notice will be provided. If EBRIS does not secure liability insurance written on an occurrence basis, but instead secures liability insurance written on a claims-made basis, EBRIS warrants that it will purchase extending reported coverage or otherwise provide insurance satisfying its obligations hereunder for a period of not less than three years following termination of this Agreement.
12.Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the highest ranking executive officer of 9 Meters and the highest ranking executive officer of EBRIS or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within [*] ([*]) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on [*] ([*]) business days notice to the other Party following the expiration of the [*] ([*]) day period referenced above (the “Initiation Notice”), under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration shall be New York, New York. 9 Meters and EBRIS shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within [*] ([*]) business days of the Initiation Notice, the arbitrator selected by the other Party within such [*] ([*]) business day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by AAA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction in accordance with Section 13.6 as necessary to enforce its rights hereunder without the requirement of arbitration
13.Miscellaneous
13.1Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any governmental authority or the other Party, provided that, notwithstanding the foregoing, the payment of amounts due under this Agreement may not be delayed due to a force majeure affecting the Party required to make such payment.
13.2Assignment/Change of Control. Each Party may assign or transfer this Agreement: (a) without the consent of the other Party, (i) to an Affiliate of the assigning Party or (ii) in connection with the transfer or sale of all or substantially all of the assigning Party’s assets or business (or that portion thereof related, in either case, to this Agreement), or in the event of the assigning Party’s merger or consolidation, change in control, or similar transaction; and (b) in any other circumstance, only with the prior written consent of the other Party, such consent not to be unreasonably withheld. Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement in violation of this Section 13.2 shall be null and void.
13.3Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.
13.4Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):
If to 9 Meters:        [*]

With a copy (which shall not constitute notice) to:

[*]

If to EBRIS:        [*]

With a copy (which shall not constitute notice) to:

                    [*]

All such notices, consents or reports shall be effective upon receipt.

13.5Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than the State of New York and excluding the United Nations Convention on Contracts for the International Sales of Goods.
13.6 Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any state courts sitting in New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.
13.7Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.
13.8Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation”, “including but not limited to”, or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.9Independent Contractors. It is expressly agreed that EBRIS and 9 Meters shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither EBRIS nor 9 Meters shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.
13.10Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.
13.11Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
13.12Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other reasonable forms of electronic signatures (e.g., .pdf, DocuSign, etc.) shall have the same effect as their originals.
13.13United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.
13.14No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.
13.15Export Control. This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology. It is understood that 9 Meters is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations under this Agreement are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by EBRIS that EBRIS will not export data or commodities to certain foreign countries without prior approval of such agency. 9 Meters makes no promise or representation that a license is not required nor that, if required, it will be issued.
13.16Responsibility for Affiliates. The Parties recognize that each Party may perform some or all of its obligations, or exercise its rights, under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement. Any breach of any provision of this Agreement by any Affiliate of a Party shall be deemed a breach hereof by such Party, with such Party being liable hereunder with respect to such breach as if such Party itself had breached this Agreement.
[Signature page to follow.]

In Witness Whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

9 Meters Biopharma, Inc.
By: /s/ John Temperato_ Name: John Temperato___ Title: President and CEO	EBRIS srl By: /s/ Gerardo Attianese___ Name: Gerardo Attianese _____ Title: CEO EBRIS srl__________

Exhibit A

9 Meters Patents

All Patents listed below are Alba Patents.

MLB Ref.	Title	Application No.	Appl. Date	Registration No.	Status	Country
[*]	[*]	[*]	[*]	[*]	[*]	[*]

Exhibit B

Current Product

[*]

Exhibit C

US Trial

[*]

Exhibit D

Current Product Transferred to EBRIS

[*]

Schedule 5.2(1)

Subscription Agreement

THE SECURITIES SUBJECT TO THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THERE ARE FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES DESCRIBED HEREIN. THE PURCHASE OF THE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.
NAME OF SUBSCRIBER: EBRIS srl
9 METERS BIOPHARMA, INC.
SUBSCRIPTION AGREEMENT
The undersigned (the “Purchaser”) understands that 9 Meters Biopharma, Inc., a corporation organized under the laws of Delaware (the “Company”), is offering shares of its common stock (the “Securities”), to the Purchaser in partial consideration for entering into the Exclusive License Agreement dated as of the date hereof (the “Exclusive License Agreement”). The Purchaser further understands that the offering is being made without registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or any securities law of any state of the United States or of any other jurisdiction, and is being made only to “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act).
1.Subscription. Subject to the terms and conditions hereof, the Purchaser hereby irrevocably subscribes to and agrees to receive the number of Securities set forth in Appendix A hereto, as described above. The Purchaser acknowledges that the Securities will be subject to restrictions on transfer as set forth on each security certificate, if any, and as further described in this subscription agreement (the “Subscription Agreement”).
2.Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to and covenants with the Company that:
a.General.
i.The Purchaser has all requisite authority (and in the case of an individual, the capacity) to obtain the Securities, enter into this Subscription Agreement and to perform all the obligations required to be performed by the Purchaser hereunder, and such purchase will not contravene any law, rule or regulation binding on the Purchaser or any investment guideline or restriction applicable to the Purchaser.
ii.The Purchaser is a resident of the country set forth on the signature page hereto and is not acquiring the Securities as a nominee or agent or otherwise for any other person. The Purchaser will comply with all applicable laws and regulations in effect in any jurisdiction in which the Purchaser purchases or sells Securities and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which the Purchaser is subject or in which the Purchaser makes such purchases or sales, and the Company shall have no responsibility therefor.

iii.If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction. The transactions contemplated hereby used to purchase the Securities do not violate the anti-money laundering provisions of the Money Laundering Control Act of 1986 or the Bank Secrecy Act of 1970, as amended by the USA Patriot Act of 2001.
b.Information Concerning the Company.
iv.The Purchaser understands and accepts that the purchase of the Securities involves various risks, including the risks outlined in this Subscription Agreement. The Purchaser represents that it is able to bear any loss associated with an investment in the Securities.
v.The Purchaser is familiar with the business and financial condition and operations of the Company. The Purchaser has had access to such information concerning the Company and the Securities as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Securities.
vi.The Purchaser has had, during the course of the transactions and prior to the Purchaser’s acquisition of the Securities, the opportunity to ask questions of, and receive answer from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access.
vii.The Purchaser understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.
a.Non-reliance.
viii.The Purchaser represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Company or any of its affiliates, as investment advice or as a recommendation to purchase the Securities, it being understood that any information and explanations provided by the Company and related to the terms and conditions of the Securities and the transaction documents shall not be considered investment advice or a recommendation to purchase the Securities.
ix.The Purchaser confirms that the Company has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities or (B) made any representation to the Purchaser regarding the legality of an investment in the Securities under applicable legal investment or similar laws or regulations. In deciding to purchase the Securities, the Purchaser is not relying on the advice or recommendations of the Company and the Purchaser has made its own independent decision that the investment in the Securities is suitable and appropriate for the Purchaser.
    3

c.Status of Purchaser.
x.The Purchaser has such knowledge, skill and experience in business, financial and investment matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Securities. With the assistance of the Purchaser’s own professional advisors, to the extent that the Purchaser has deemed appropriate, the Purchaser has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities and the consequences of this Subscription Agreement. The Purchaser has considered the suitability of the Securities as an investment in light of its own circumstances and financial condition and the Purchaser is able to bear the risks associated with an investment in the Securities and its authority to invest in the Securities.
xi.The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.
b.Restrictions on Transfer or Sale of Securities. As applies to the Purchaser:
xii.The Purchaser is acquiring the Securities solely for the Purchaser’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities in violation of applicable securities laws. The Purchaser understands that the Securities have not been registered under the Securities Act or any State Securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Purchaser and of the other representations made by the Purchaser in this Subscription Agreement. The Purchaser understands that the Company is relying upon the representations and agreements contained in this Subscription Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.
xiii.The Purchaser understands that the Securities are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the Purchaser may not sell, transfer or otherwise dispose of the Securities except pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Purchaser understands that the Company has no obligation or intention to register any of the Securities, or to take action so as to permit sales pursuant to the Securities Act, including Rule 144 promulgated thereunder (“Rule 144”). The Purchaser understands that the Securities may not be sold pursuant to Rule 144 unless all of the conditions of that Rule are met, including, in many cases, the availability of current information to the public about the Company. Such information is not now available and the Company has no plans to make such information available. Consequently, the Purchaser understands that the Purchaser must bear the economic risks of the investment in the Securities for an indefinite period of time.
xiv.The Purchaser agrees: (A) that the Purchaser will not sell, assign, pledge, give, transfer or otherwise dispose of the Securities or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Securities under the Securities Act and all applicable State Securities Laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws; (B) that the certificates representing the Securities will bear a legend making reference to the foregoing restrictions; and (C) that the Company and its affiliates shall not be required to give effect to any purported transfer of such Securities except upon compliance with the foregoing restrictions.
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xv.The Purchaser acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising, including but not limited to (A) any advertisement, article, notice or other communication published in or on any newspaper, magazine, website, internet site or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.
3.Legend. The certificates representing the Securities sold pursuant to this Subscription Agreement will be imprinted with a legend in substantially the following form:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”
4.Waiver of Jury Trial. THE PURCHASER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.
5.Submission to Jurisdiction. With respect to any suit, action or proceeding relating to any offers, purchases or sales of the Securities by the Purchaser (“Proceedings”), the Purchaser irrevocably submits to the exclusive jurisdiction of the federal or state courts located in North Carolina.
6.Governing Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
7.Survival. All representations, warranties and covenants contained in this Subscription Agreement shall survive (i) the acceptance of the subscription by the Company and the closing, (ii) changes in the transactions, documents and instruments governing the offering which are not material or which are to the benefit of the Purchaser and (iii) the death or disability of the Purchaser.
8.Notification of Changes. The Purchaser hereby covenants and agrees to notify the Company upon the occurrence of any event prior to the closing of the purchase of the Securities pursuant to this Subscription Agreement which would cause any representation, warranty, or covenant of the Purchaser contained in this Subscription Agreement to be false or incorrect.
9.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
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10.Notice. The Purchaser agrees that the Company may deliver any notice, including any notice of any meeting of the shareholders of the Company, to the Purchaser by electronic mail or other electronic means and that any notice sent to the Purchaser by the Company by such means will be deemed effective when sent as provided in the Delaware General Corporation Law. The Purchaser and the Company agree that the Purchaser may terminate this Section 11 at any time by written notice to the Company and such notice of termination of this Section 11 shall be effective upon receipt by the Company.
[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Purchaser has executed this Subscription Agreement as of [_____] [___], 20__.
PURCHASER:
EBRIS srl
By:
Name:
Title:
PURCHASER CONTACT INFORMATION:
Email:    ___________________________
Address:    __________________________
    __________________________
State/Country
of Domicile
or Formation:    __________________________
Taxpayer I.D.
No.:
AGGREGATE SUBSCRIPTION AMOUNT: Services provided as referenced in the Exclusive License Agreement
The offer to purchase the Securities as set forth above is confirmed and accepted by the Company as to [_____] shares of common stock.
9 METERS BIOPHARMA, INC.
By:
Name:
Title:

APPENDIX A
CONSIDERATION TO BE DELIVERED

Securities to be Acquired	Aggregate Purchase Price to be Paid/ Form of Consideration
[___] shares of common stock

    2

Exhibit E

Development Milestones

Milestone	Payment Due (except as otherwise set forth in Section 5.5)
A. [*]	US$[*]
B. [*]	US$[*]
C. [*]	US$[*]
D. [*]	US$[*]

Exhibit F

EBRIS Patents

[*]